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                                                                     EXHIBIT 5.1

                                                       [LETTERHEAD OF MINDARROW]


December 27, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: MINDARROW SYSTEMS, INC. REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

As corporate counsel to MindArrow Systems, Inc., a Delaware corporation (the "Company"), I am rendering this opinion in connection with a proposed sale of those certain shares of the Company's common stock, par value $0.001 per share (the "Shares"), as set forth in the Registration Statement on Form S-1 to which this opinion is being filed as Exhibit 5.1 (the "Registration Statement"). I have examined all instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based on such examination, and expressly subject to the assumptions and limitations set forth above, I am of the opinion that the Shares will be, upon effectiveness of the Registration Statement and receipt by the Company of full payment therefor, validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever it appears in said Registration Statement, including the prospectus constituting a part thereof, as originally filed or as subsequently amended.

Respectfully submitted,

/s/ Quynh N. Trinh
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Quynh N. Trinh, Esq., Corporate Counsel
MindArrow Systems, Inc.